SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 05 2002

LITTLEFIELD CORPORATION.
(exact name of registrant as specified in its charter)

Delaware	1-13530	74-2723809
(State or other jurisdiction of incorporation)	(Commission File Number )	(I.R.S. Employer Identification No.)

2501 North Lamar Blvd., Austin, Texas 78705
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (512) 476-5141

(Former name or former address, if changed since last report.)

Item 2. - Acquisitions or Disposition of Assets.

The Company purchased an existing bingo hall business in McAllen, Texas, and the underlying real estate on August 5, 2002, from Sharm, Inc. and Prime Interests, Inc. both Texas corporations for a total purchase price of $2,862,500. Sharm, Inc. and Prime Interests, Inc. are not related to Littlefield Corporation or any of its subsidiaries. The Company intends to use the property for the same purpose it was used for prior to the acquisition. The source of funds included a seller note for $550,000, two new loans from Liberty Bank in Austin, Texas, one for $680,000 and one for $850,000, an assumption of a note on the real estate from an unrelated trust in the approximate amount of $595,000. The remainder of the purchase price was in cash. The real estate consisted of approximately 120,300 square feet of land and 32,296 square feet of building. The assets of the bingo business consisted of the bingo license and some concession kitchen equipment.

Item 7. - Exhibits.

Exhibit 1: - Press Release dated August 5, 2002.
Exhibit 2: - Financial Data Schedule (for SEC use only)

Each of the undersigned hereby certifies that this Report on Form 8-K complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly represents, in all material respects, the acquisition of El Bingo Grande by the Company.

August 19, 2002

/s/ Jeffrey L. Minch
Jeffrey L. Minch,
President and Chief Executive Officer

August 19, 2002

/s/ Kathryn L. Scanlon
Kathryn L. Scanlon, Secretary and
Treasurer (Principal Financial and Accounting Officer

Littlefield Corporation Announces New Texas Bingo Hall

AUSTIN, Texas--(BUSINESS WIRE)--Aug. 5, 2002--Littlefield Corporation (Nasdaq:LTFD - News) announces today that it has acquired El Bingo Grande, the number one charitable bingo hall in Texas for most of the last decade.

El Bingo Grande is located in McAllen, Texas. This represents the Company's third bingo operation in the Rio Grande Valley of Texas. The hall measures approximately 22,500 total square feet and will retain the name El Bingo Grande, the same participating charities and management.

The total cost of the acquisition is approximately $2,850,000 and includes the business plus real estate. The acquisition of this bingo hall conforms to the Company's target hurdle rate of 3.0 - 4.0 times trailing 12 months cash flow for bingo acquisitions as well as a 12% return on the real estate associated with the acquisition.

The deal will be structured with meaningful amounts of seller financing to further enhance yields. Liberty Bank, of Austin, Texas, provided financing on an attractive basis. This acquisition will immediately contribute to earnings.

This acquisition represents a direct strategic initiative to enhance the company's growing bingo hall portfolio. According to the latest United States census (2000) the population of McAllen, Texas, increased by 46% in the last 10 years. This growth earned McAllen the formidable ranking of the fourth fastest growing city in the United States.

Jeffrey L Minch, President of Littlefield Corporation had the following comments:

"The acquisition of El Bingo Grande is an important milestone in the Company's continuing development and growth. It is a strategic acquisition because it contributes to the Company's significant Rio Grande Valley market share, the Rio Grande Valley being the fastest growing sub-market in Texas. This acquisition is complementary to the Company's recently announced new bingo hall, Triple City Bingo, and its existing McAllen bingo hall, Americana Bingo.

Littlefield Corporation's Littlefield Entertainment will continue to grow methodically through targeted acquisitions and new startups. Acquisition opportunities for the Company are enhanced by the credibility that is created by the successful closing of such an important and strategic acquisition. The ability to enhance yields by the utilization of appropriate bank debt is the beginning of a new chapter of the Company's growth. This successful acquisition will enhance the Company's ability to make future acquisitions in a similar manner.

Littlefield Entertainment has been able to add new bingo halls in two states in which it currently operates. Recent acquisitions include: Grandview Bingo, Amarillo and El Bingo Grande, McAllen, Texas; as well as startups: By George! Bingo, Georgetown, South Carolina; and Triple City Bingo, San Juan, Texas. The Company currently operates 26 bingo halls in three states from a base of 19 bingo halls at the beginning of 2001.

Simultaneously, we continue to eliminate the last vestiges of the Company's history while focusing on a future that will be dictated by our ability to grow and operate our core businesses. Our results will not be flashy in the near term, but the ability to methodically and systematically grow, to enjoy greater access to attractive financial leverage and to add market share in areas in which the Company already has intimate market knowledge will ultimately bear the appropriate results with the passage of time.

Ours is a dogged, determined, methodical strategy of building a foundation, in good times and bad, for the Company's future success. We now have a team that can identify, contract for, finance and close acquisitions and startups while maintaining focus on the Company's existing operations. Our charity partners and shareholders will ultimately benefit from this calm, methodical approach to building long term value."

Littlefield Corporation is engaged in the entertainment, amusement, real estate and hospitality businesses.

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Contact:

Littlefield Corporation
Risa Coleman, 512/476-5141
rcoleman@littlefield.com

INDEX TO EXHIBITS
Exhibit Number	Description	Sequential Page Number
27.1	Financial Data Schedule (for SEC use only).